Exhibit (a)(5)(F)

To Employees of Opower:

We have received a handful of questions from Opower employees regarding how your equity awards will be treated in the merger with Oracle. The FAQ below is intended to provide you with answers to key questions.

If you have additional questions or issues that you would like to discuss, please ask your manager, HR business partner or department head, or email equity@opower.com.

1.	It’s been over a month since the announcement … Can you refresh my memory on the details of what stockholders will receive in the merger?

On May 2, 2016 Opower, Inc. (“Opower”) and a subsidiary of Oracle Corporation (“Oracle”) announced that they executed a merger agreement. Under this agreement, Oracle will acquire all of the outstanding equity of Opower at a price of $10.30 per share, subject to the satisfaction of certain conditions.

Additionally, if you hold certain vested equity incentive awards denominated in shares of Opower stock, and the transaction closes, then you will be entitled to a cash payment in exchange for the cancellation of such an award, in accordance with the merger agreement and as summarized below.

Details regarding the merger are set forth in Opower’s and Oracle’s respective public filings, which can be found here. Specifically, the tender offer materials on Schedule TO filed by Oracle on May 16, 2016 can be found here.

2.	I hold Restricted Stock Units (RSUs) that have vested. What am I entitled to and what do I need to do to receive payment in the transaction?

If you currently hold a vested RSU, you will be entitled to receive a cash payment equal to $10.30 per share.

Most Opower employees hold their vested RSUs through Solium Shareworks, Opower’s equity management system (“Shareworks”). For vested RSUs held in Shareworks, you do not need to do anything in order to receive these funds – they will be automatically deposited into your Shareworks account as soon as practicable following the closing of the merger.

Assuming that the transaction closes on the anticipated schedule, we expect that you will receive payment for your vested RSUs on or about June 17, 2016.

If you have transferred your vested RSUs out of Solium Shareworks and to another broker, dealer, commercial bank, trust company or other nominee, you should contact the institution that holds your vested RSUs in order to receive payment for your shares.

3.	I hold stock options that have vested, and the exercise price (also referred to as the strike price) for these stock options is less than $10.30 per share. What am I entitled to and what do I need to do to receive payment in the transaction?

If you currently hold a vested stock option with an exercise price of less than $10.30 per share, then you will be entitled to receive a cash payment equal to $10.30 per share, less the applicable exercise price and less any required withholding taxes.

You do not need to do anything in order to receive these funds – they will be automatically issued to you as part of Opower’s standard payroll process (or, if payment via payroll is not feasible, then by check or transfer to your Shareworks account) as soon as practicable following the closing the merger.

Assuming that the transaction closes on the anticipated schedule, we expect that you will receive payment for these vested stock options not later than June 30, 2016.

4.	I hold stock options that have vested, and the exercise price for these stock options is $10.30 or more. What am I entitled to?

If you currently hold a stock option with an exercise price of $10.30 or more, then the vested portion of that stock option will be cancelled for no consideration and you will not be entitled to any payment for those shares.

5.	I hold RSUs or stock options that have not vested. What am I entitled to and what do I need to do to receive payment in the transaction?

If you hold unvested RSUs or stock options, the unvested portion of your award will convert into a stock option or restricted stock unit award that is denominated in Oracle stock at a conversation ratio intended to provide you full value for your Opower awards. The terms and conditions of this stock award will be substantially identical to the terms and conditions of your original Opower award.

Specifically, the cash value, vesting schedule and relative exercise price of your award will not change. The only change will be that your award will vest into Oracle stock and not Opower stock.

6.	Am I required to tender any shares in order to receive payment in the merger?

No. While you are certainly allowed to tender your shares in the merger, provided that the tender offer conditions are met and the merger closes, you will be entitled to receive the same amount whether you tender your shares or not.

7.	Can I exercise my vested stock options or sell any shares in Shareworks before the merger closes?

No. In order to get ready for the completion of the merger, we need to stop transactions in Solium Shareworks as of June 7.

While we apologize for any inconvenience that this causes, we are taking this step in order to ensure that payments are made to all applicable RSU-holders and option-holders as quickly as possible. In addition, this will allow you to save transactions fees by not exercising through Shareworks and be paid the full intrinsic value, less required withholding taxes, via payroll (see Question 3 above).

8.	How do I access my Shareworks account?

Information regarding Shareworks access, activation and navigation can be found on Opower’s internal Wiki here. Please contact equity@opower.com if you have difficulty accessing your account.

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Important Information

In connection with the proposed acquisition, Oracle commenced a tender offer for the outstanding shares of Opower on May 16, 2016. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Opower, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary filed with the SEC upon commencement of the tender offer. Oracle and its acquisition subsidiary filed tender offer materials on Schedule TO with the SEC, and Opower filed a Solicitation / Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY OPOWER’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement are available to Opower’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement are also available to all stockholders of Opower by contacting Opower at investor@opower.com or by phone at (703) 778-4544. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov.

OPOWER’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Opower’s beliefs and expectations and statements about the tender offer and Oracle’s proposed acquisition of Opower, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Oracle and Opower are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Oracle’s or Opower’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Opower, see the discussion of risks and uncertainties in Opower’s annual report on Form 10-K for the fiscal year ended December 31, 2015, other reports Opower files under the SEC, as well as the tender offer documents to be filed by Oracle, OC Acquisition LLC and Opower. The forward-looking statements contained in this report are made as of the date hereof, and Opower undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.